Marathon Patent Group Merger Deadline with Global Bit Ventures Expires; Not to Be Extended

LOS ANGELES, June 28, 2018 (GLOBE NEWSWIRE) -- Marathon Patent Group, Inc. (Nasdaq:MARA) (“Marathon” or the “Company”), today announced that the Company has determined not to extend the second amended extension date for closing of the Company’s proposed merger with Global Bit Ventures, Inc. (“GBV”) beyond June 28, 2018, the current expiration date.

As stated in the “Amended and Restated Agreement and Plan of Merger” dated April 3, 2018, the Merger and the other transactions contemplated by the Agreement will be closed on or before June 28, 2018 subject to mutual 30 day extensions. Accordingly, as of June 28, 2018 the date set for closing of the merger has expired. The Company anticipates no further action on the matter.

Merrick Okamoto, Marathon’s Chairman and CEO stated, “Due to recent weakness in the bitcoin markets generally, we determined that proceeding with this transaction would not be in the best interests of our shareholders. Accordingly, the Company’s Board of Directors voted unanimously that it would not agree to extend the closing date, nor seek shareholder approval of the transaction.”

Okamoto continued, “Separately, we want to thank Chris Robichaud and Ed Kovalik who have resigned as directors of the Company, for their many years of dedicated service. We wish them well in their future endeavors. We will be immediately commencing a search for replacement independent directors and look forward to announcing them upon the positions being filled.”

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See “Safe Harbor” below.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACT INFORMATION

Name: Jason Assad

Phone: 678-570-6791

Email: Jason@marathonpg.com